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       EXHIBIT 3.2A AMENDMENT TO REGISTRANT'S BYLAWS DATED JUNE 27, 1995


                            SOUTHWEST WATER COMPANY

            AMENDMENT TO THE BYLAWS TO INCREASE NUMBER OF DIRECTORS
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                    WHEREAS, this corporation hereby considers it advisable to increase the authorized number of directors; and

                    WHEREAS, the Board of Directors desire to ratify and confirm the increase in the authorized number of directors as empowered in
          Article II, Section 1 of the bylaws of the Corporation;

                    THEREFORE, IT IS HEREBY RESOLVED, that Article II, Section 1, of the bylaws of this corporation is hereby amended as follows:

               "Section 1.  Number and Term of Office.  The number of directors
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               shall be seven (7), and thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). All directors shall be elected at each annual meeting of stockholders. Each director shall hold office until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.